UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________________
FORM 8-K
______________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 4, 2012

MORNINGSTAR, INC.
(Exact name of registrant as specified in its charter)

Illinois (State or other jurisdiction of incorporation)	000-51280 (Commission File Number)	36-3297908 (I.R.S. Employer Identification No.)
	22 West Washington Street Chicago, Illinois (Address of principal executive offices)	60602 (Zip Code)
(312) 696-6000 (Registrant's telephone number, including area code)
N/A
(Former name or former address, if changed since last report) __________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

    ☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

The following information is included in this Current Report on Form 8-K as a result of Morningstar, Inc.'s policy regarding public disclosure of corporate information. Answers to additional inquiries, if any, that comply with this policy are scheduled to become available on June 1, 2012.

Caution Concerning Forward-Looking Statements

This current report on Form 8-K contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue.” These statements involve known and unknown risks and uncertainties that may cause the events we discuss not to occur or to differ significantly from what we expect. For us, these risks and uncertainties include, among others,

•	general industry conditions and competition, including current global financial uncertainty;
•the impact of market volatility on revenue from asset-based fees;
•damage to our reputation resulting from claims made about possible conflicts of interest;
•liability for any losses that result from an actual or claimed breach of our fiduciary duties;
•financial services industry consolidation;
•a prolonged outage of our database and network facilities;
•challenges faced by our non-U.S. operations; and
•the availability of free or low-cost investment information.

A more complete description of these risks and uncertainties can be found in our Annual Report on Form 10-K for the year ended December 31, 2011. If any of these risks and uncertainties materialize, our actual future results may vary significantly from what we expect. We do not undertake to update our forward-looking statements as a result of new information or future events.

Investor Questions and Answers: May 2012

We plan to make written responses available addressing investor questions about our business on the first Friday of every month. The following answers respond to selected questions received through May 2, 2012. We intend to answer as many questions as time allows, although we will not answer product support questions through this channel. We may wait to respond to a given question until the following month if we need more time to research the answer.

If you would like to submit a question, please send an e-mail to investors@morningstar.com, contact us via fax at 312-696-6009, or write to us at the following address:

Morningstar, Inc.
Investor Relations
22 W. Washington
Chicago, IL 60602

First-Quarter 2012 Earnings Release

1. Please discuss the level of increases in compensation expenses for Morningstar over the past several quarters. Why was it necessary to make market adjustments in salary for some positions in July 2011? How is management thinking about growth in employee compensation in relation to revenue and operating profit of the company over the long-term?

We disclosed in our first-quarter 10-Q that salary expense increased by $6.8 million in the first quarter of 2012 compared with the same period in 2011. About half of this increase reflects the combined effect of higher salaries from regular pay raises and market adjustments made for some positions in July 2011. The other half reflects additional headcount.

We typically make salary adjustments in July each year. In 2011, we began a global compensation review, which included comparing our global compensation practices with companies in most of the markets where we do business. Our benchmarking analysis indicated that our total compensation was competitive for a company our size, in our industry, and in most of our markets. However, we found some pockets of lower pay in a few areas of the company, which we addressed during our mid-year salary increase process. These adjustments—combined with the effect of regular salary increases—added approximately $3 million to our operating expense in the third quarter of 2011, the fourth quarter of 2011, and the first quarter of 2012.

We decided to make these market adjustments to help ensure that we're better able to retain the best talent. We also want to create a strong link between individual performance and compensation. In the long term, we'd expect compensation costs to increase at a rate at or below the level of growth in our revenue and operating income. In the short term, however, there may be timing differences—essentially what happened with the July 2011 market adjustments—when compensation changes at a different rate.

Looking at the bonus portion of employee compensation, it's also worth noting that our bonus plan is tied to changes in operating income; if operating income declined over a full-year period, we would generally have lower bonus expense.

2. Please discuss the areas of your business that you are adding headcount.

For reference, the table below shows our approximate headcount for each of the past eight quarters, as well as year-over-year and sequential growth rates.

	Q2 2010	Q3 2010	Q4 2010	Q1 2011	Q2 2011	Q3 2011	Q4 2011	Q1 2012
Number of employees (approximate)	2,965	3,165	3,225	3,235	3,300	3,395	3,465	3,520
Year over year % change	18.1%	25.3%	23.8%	17.2%	11.3%	7.3%	7.4%	8.8%
Quarterly sequential % change	7.4%	6.7%	1.9%	0.3%	2%	2.9%	2.1%	1.6%

We've been adding headcount to support key growth opportunities, including our three software platforms, investment management, retirement solutions, and credit research. Over the past year, we've hired additional employees to support initiatives in fundamental equity data, portfolio analysis, Morningstar Direct, Morningstar Office, technology and development, credit research, and residential mortgage-backed securities (RMBS). All of these are areas where we see significant business opportunities.

We added approximately 285 employees globally over the 12 months ending March 31, 2012. Approximately 45% of these were for our offshore centers in China and India, and an additional 40% were in the United States (including July new hires for the Morningstar Development Program for recent college graduates). Most of the remainder was in Europe.

While headcount has grown overall, we've also been carefully scrutinizing all new hires, even more so than usual. We've also been looking for opportunities to improve our efficiency and allocation of resources; for example, we've combined some of our platform services teams to increase coordination and efficiency in our technology development.

3. What factors are causing pricing pressure in the Structured Credit Ratings business?

Part of the pricing pressure reflects lower prices from new entrants trying to establish themselves. In addition, market issuance this year has moved toward publicly issued transactions where the issuers are seeking ratings from ERISA-approved agencies. We're in the process of seeking approval as an ERISA-approved agency, but we don't qualify under existing Department of Labor requirements. In many cases, though, issuers still seek ratings from a third agency that may not qualify as ERISA-approved. To increase the odds of being selected as an optional third agency, we've temporarily reduced our pricing for publicly issued conduit transactions until we receive the ERISA approval. We have not made adjustments in pricing for any agency or privately placed new-issue transactions.

4. Please describe the circumstances surrounding the $1.6M litigation settlement in the first quarter
2012. Which product required an impairment charge?

First, we want to clarify that the $1.6 million amount referenced in our first-quarter materials is a combined total composed of two smaller amounts: one for a litigation settlement and one for an impairment charge for one of our smaller products. The litigation settlement relates to a patent dispute, which we describe in more detail under the "Contingencies—InvestPic, LLC" subheading on page 8 of our 10-Q report for the first quarter of 2012. In March 2012, we signed a license agreement that resolves the litigation; all other settlement terms (including the amount) are confidential.

Separately, we had a minor impairment charge for one of our smaller products. We have not disclosed details because the amount was minimal and not material to our financial results.

5. First quarter 2012 EPS declined 10% from the prior year due principally to a 13% increase in salary expense on 6% revenue growth. Annual bonuses paid amounted to $43 MM, up almost
15% year-to-year. This is not the first time that shareholders' interests have been subordinated to those of employees. Would you please discuss the balance between making the proper investments in personnel and products and providing an adequate return to shareholders? Since reporting earnings on April 25, MORN shares have given up all of the hard-won gains since the beginning of the year.

On another note, it is frustrating that the company devotes so little effort to communicating with its institutional holders.

As mentioned in our response to question #1, about half of the growth in salary expense in the first quarter of 2012 reflects the combined effect of higher salaries from regular pay raises and market adjustments made for some positions in July 2011, and the remainder reflects additional headcount.

To clarify the bonus number referenced in your question, we record bonus expense throughout the year and pay annual bonuses to employees in the first quarter of the following year. We paid $42.8 million in bonuses in the first quarter of 2012, and these payments were related to our company performance in 2011. Total bonus expense for 2011 increased about 14% over the previous year, which was in line with both revenue growth and operating income growth during 2011.

For the first quarter of 2012, we recorded bonus expense of $11.3 million, an increase of 11.7%, or $1.2 million, over the first quarter of 2011.The size of our bonus pool varies each year based on a number of items, including changes in full-year operating income relative to the previous year. We review and update our estimates and the bonus pool size quarterly, so the amount expensed in the first quarter reflects our expectations for full-year operating income in 2012. The $1.2 million increase in bonus expense in the first quarter of 2012 also included a small ($0.3 million) "true-up" for bonus expense recorded in 2011 and paid out in 2012.

Because our bonus expense is based largely on changes in operating income, we don't see a conflict between shareholders' interests and those of employees. When Morningstar is doing well, individual employees have the opportunity for a larger bonus; if the company has a weaker year, we'd expect the bonus pool to be smaller.

It's also worth noting that many of our employees are shareholders in Morningstar. We try to provide incentives (such as restricted stock units that vest over time) that encourage an ownership mindset and keep employees' interests aligned with shareholders.

More broadly, we invest significantly in new product development and enhancing our current offerings as long as we believe these investments will generate growth in Morningstar's intrinsic value over the long term. It typically takes many years to recoup these investments, but we believe they are critical to building long-term value for our shareholders. The Owner's Guide available at the link below sheds more light on how we manage Morningstar to build long-term growth:

http://corporate.morningstar.com/us/financials/ownersguide.pdf

You also mentioned recent stock-price movements for Morningstar's shares. We generally don't focus a lot of attention on shorter-term market movements. Over time, the price of our stock should reflect changes in the company's intrinsic value, so that's where we focus most of our efforts.

Regarding the last sentence of your question, we understand that our approach to investor communications is atypical compared with most other companies. Our goal is to keep investors up-to- speed on what's happening at Morningstar, but to do so in a way that treats everyone equally. In addition, we believe this policy allows our management team to spend more time managing our business and building the value of the company over time. We're always more than happy to address questions through our monthly Q&A process. If you'd like to meet our management team and ask questions in person, we also encourage you to attend our upcoming annual meeting, which is being held at our corporate headquarters in Chicago on May 15. The meeting includes an extensive Q&A period with management, and we try to make it as engaging and informative as possible.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MORNINGSTAR, INC.

Date: May 4, 2012	By:	/s/ Richard E. Robbins
Richard E. Robbins
General Counsel and Corporate Secretary